Exhibit 99.1


                                                             Investor Inquiries:
                                                             Gregory C. Thompson
                                                             (440) 329-6111


INVACARE CORPORATION REPORTS SECOND QUARTER RESULTS IN LINE WITH EXPECTATIONS


ELYRIA, Ohio - (July 31, 2007) - Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and six months ended June 30, 2007.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the second quarter were break-even ($.05 million net income after-tax) as compared to earnings per share for the same period last year of $.15 ($5.0 million net income after-tax). Adjusted earnings per share* was $.14 for the second quarter of 2007 as compared to $.24 for the second quarter last year. Adjusted earnings per share* for the quarter excludes the impact of restructuring charges of $1.8 million pre-tax as compared to $3.6 million pre-tax last year. Adjusted net earnings** for the quarter, excluding restructuring charges were $4.3 million versus $7.6 million last year. Net sales for the quarter increased 5.8% to $393.3 million versus $371.8 million last year. Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by three percentage points.

Organic net sales for the quarter grew 2% over last year driven by European organic net sales growth of 6.7% and U.S. HomeFill(R) oxygen system net sales growth of 57.0%. European net sales growth continues to be driven by volume increases in most regions. HomeFill product sales benefited from sales to a large national provider which began purchasing the product earlier this year along with continuing increases in sales to smaller and regional providers. However, the domestic market, particularly related to power mobility devices, continues to be negatively impacted by reimbursement changes which has resulted in declining revenues and reduced profits in the North American/Home Medical Equipment (NA/HME) segment as compared to the second quarter of last year.

The Company's previously announced cost reduction and profit improvement initiatives are on track through the first half of the year. The benefits achieved from the cost reduction initiatives, principally related to product sourcing savings, headcount reductions, and manufacturing consolidation totaled $16 million for the first half of the year which was slightly better than the company's expectations. However, as expected, this benefit was offset by continued pricing pressures and product mix shift toward lower margin product in the U.S. as a result of Medicare related reimbursement changes.

Gross margin as a percentage of net sales for the second quarter was lower by .4 percentage points compared to last year's second quarter, primarily due to competitive pricing pressures in the U.S. and an unfavorable change in product mix away from high-end products in the U.S. Rehab business due to reimbursement changes. Excluding restructuring charges, the margin percentage declined .6 percentage points in the second quarter of 2007 versus the second quarter of 2006. As compared to the first quarter of 2007, gross margins as a percentage of sales improved by 1.6 percentage points driven by the cost reduction initiatives and increased sales volumes.

Selling, general and administrative expense (SG&A) increased 6.2% to $93.9 million in the quarter compared to $88.4 million in the second quarter last year. Foreign currency translation increased SG&A three percentage points while acquisitions increased SG&A expense by two percentage points. SG&A expense also increased when compared to the second quarter of last year as a result of accrual of bonus expense in 2007, increased stock option expense resulting from the change in accounting treatment for stock options which became effective in 2006, higher fees related to the Company's new debt agreements and increased expenses relating to European sales growth. After adjusting for these items, SG&A declined 1.5% as a result of the Company's ongoing reduction activities. Results for the quarter were also negatively impacted by increases in interest rates associated with the debt refinancing and higher debt levels.

Loss per share on a GAAP basis for the six months ended June 30, 2007 was $.55 ($17.5 million net loss after-tax) as compared to earnings per share for the same period last year of $.32 ($10.2 million net income after-tax). Adjusted earnings per share* were $.18 for the first six months of 2007 as compared to $.47 for the first half of last year. Adjusted earnings per share* for the six months ended June 30, 2007, excludes the impact of:

     o $5.1 million pre-tax charge compared to a $7.1 million pre-tax charge last year related to restructuring activities with severance costs being the largest component, and
     o $13.4 million pre-tax expense in 2007 related to debt refinancing costs consisting primarily of make whole payments to debt holders, incremental interest and write-off of debt issuance costs.

Adjusted net earnings** for the six months ended June 30, 2007, excluding restructuring charges and debt refinancing costs were $5.9 million versus $15.2 million last year. Net sales for the first six months of 2007 increased 4.7% to $768.2 million versus $733.5 million last year. Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by three percentage points.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, "The challenges from Medicare reimbursement changes initiated in 2006 continue to negatively impact the performance of the Company, particularly in North America. However, we continue to be focused on our cost reduction efforts as the top priority and pleased that these initiatives are on track and remain slightly better than expectations for the first half of the year. Additionally, European net sales and profit performance, as well as HomeFill oxygen system sales, continue to improve. Second quarter free cash flow*** strengthened as we gained traction with inventory management, one of our key initiatives for the year. Free cash flow*** totaled $16.4 million for the second quarter, a significant improvement from the first quarter."

NORTH AMERICA/HME (NA/HME)

For the quarter ended June 30, 2007, NA/HME net sales declined 2.8% to $166.4 million compared to $171.2 million in the same period last year, driven primarily by sales declines in the Rehab and Respiratory product lines. Foreign currency did not impact the net sales change. Rehab product line net sales declined by 6.3% compared to the second quarter last year primarily due to Medicare reimbursement changes which drove competitive price reductions and a continued shift away from higher performance products within the custom power product line that normally drive higher average selling prices and margins. Respiratory product line net sales declined 4.5% due to reduced unit volumes of oxygen concentrators resulting from the loss of one large national provider and continued inventory utilization programs by providers along with pricing declines in concentrators. HomeFill oxygen system net sales increased for the quarter by 57.0% due to increased purchases by a large national respiratory provider which launched a large-scale HomeFill implementation in the first quarter of this year, and continued increases in sales to smaller and regional providers. Standard product line net sales for the second quarter increased .7% compared to the second quarter of last year driven by increased volumes, particularly in manual wheelchairs and beds, partially offset by pricing reductions.

For the quarter, NA/HME earnings before income taxes were $2.7 million, excluding restructuring charges of $.4 million pre-tax, as compared to earnings before income taxes of $8.2 million last year, excluding restructuring charges of $2.0 million pre-tax. The decline in profit before tax was largely due to Medicare reimbursement changes and competitive pricing conditions in Rehab, Standard and Respiratory product lines and higher freight costs. These declines were partially offset by continuing cost reduction activities.

For the first six months of the year, NA/HME net sales decreased 4.4% to $327.9 million versus $342.9 million last year. Foreign currency increased net sales by less than one percentage point. Earnings before income taxes decreased to $2.2 million, excluding restructuring charges of $2.8 million pre-tax, versus $17.3 million last year, excluding restructuring charges of $4.8 million pre-tax.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter increased 11.6% to $62.7 million compared to $56.2 million last year driven by an increase in home delivery program sales and volume increases in incontinence, diabetic and enterals product lines. Earnings before income taxes for the quarter decreased to $.5 million as compared to $1.4 million last year. This reduction is attributable to reduced margins due to sales increases in lower margin products (diabetic and incontinence) and higher distribution costs associated with increased sales volumes.

For the first six months of the year, ISG net sales increased 11.8% to $124.4 million versus $111.3 million last year. Earnings before income taxes decreased to $1.6 million as compared to $2.8 million last year.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the quarter decreased by 4.4% to $21.7 million compared to $22.7 million last year primarily due to reduced purchasing by a large national account. Earnings before income taxes decreased to $.5 million from $1.0 million last year as a result of unfavorable foreign exchange rate movement of the Canadian dollar and investments in sales and marketing programs to support new product introductions and to drive growth. The closure of the company's case-good manufacturing facility announced earlier in the year is on track and expected to be completed during the third quarter of this year.

For the first six months of the year, IPG net sales decreased 1% to $45.5 million versus $45.9 million last year. Earnings before income taxes decreased to $1.1 million as compared to $2.5 million last year.

EUROPE

For the quarter, European net sales increased 13.9% to $119.2 million versus $104.7 million last year. Foreign currency translation increased net sales by seven percentage points. For the quarter, earnings before income taxes were $7.8 million, excluding restructuring charges of $1.2 million pretax, as compared to $7.0 million last year, excluding restructuring charges of $1.1 million pre-tax. Net sales performance continues to be strong in most regions and increased profits were driven by volume increases, cost reduction initiatives and a weakening U.S. dollar.

For the first six months of the year, European net sales increased 13.0% to $226.2 million versus $200.2 million last year. Foreign currency translation increased net sales by seven percentage points. Earnings before income taxes were $12.5 million, excluding restructuring charges of $1.9 million pretax, as compared to $11.1 million last year, excluding restructuring charges of $1.4 million pre-tax.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 37.1% to $23.3 million versus $17.0 million last year. Foreign currency increased net sales by fifteen percentage points and acquisitions increased net sales by twenty-eight percentage points. For the quarter, loss before income taxes was $.6 million, excluding restructuring charges of $.3 million pre-tax, as compared to a pre-tax loss of $1.5 million last year, excluding restructuring charges of $.5 million pre-tax. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare's New Zealand subsidiary. The Company continued to benefit from cost reduction initiatives in the region.

For the first six months of the year, Asia/Pacific net sales increased 33.3% to $44.2 million versus $33.2 million last year. Foreign currency increased net sales by ten percentage points and acquisitions increased net sales by twenty-seven percentage points. Loss before income taxes was $1.7 million, excluding restructuring charges of $.3 million pre-tax, as compared to a pre-tax loss of $2.6 million last year, excluding restructuring charges of $.8 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding was $570.9 million at the end of the second quarter, resulting in a debt-to-total-capitalization ratio of 53.9% versus 56.1% at the end of the first quarter of 2007 and 54.1% at the end of last year. The decrease in the debt-to-capitalization ratio was the result of debt pay down in the second quarter.

Free cash flow*** for the Company during the second quarter was $16.4 million and negative $.9 million for the first six months of the year. The improvement in the second quarter free cash flow*** as compared to the first quarter was principally due to improved earnings along with a decrease in inventories. Free cash flow*** is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

The Company's cash and cash equivalents at the end of the second quarter were approximately $35.8 million, down from $57.2 million at the end of the first quarter. The cash was used to reduce the debt outstanding. Days sales outstanding at the end of the second quarter was 64 days versus 68 days in the same period last year, and 66 days at the end of 2006. Inventory turns were 4.7 versus 4.6 for the same period last year and 4.4 at the end of 2006.

OUTLOOK

The Company continues to execute the numerous cost reduction initiatives previously communicated and as described further below. The Company believes that the implementation of these initiatives will improve the Company's operating margin and result in approximately $38 million of realized savings in 2007, including the $16 million already realized in the first half of the year. The Company anticipates restructuring charges of approximately $15 million in 2007 relating to these actions. Annualized savings from these initiatives implemented by the end of 2007 should approximate $56 million thereafter. The core initiatives remain as follows:

     o    Product line simplification.

     o Reduction of fixed costs through further product and sub-assembly outsourcing.

     o    Rationalization of facilities.

     o    Standardization of product platforms globally.

For fiscal year 2007, the Company is reconfirming the following guidance:

     o Organic growth in net sales of 0% to 2%, excluding the impact from acquisitions and foreign currency translation adjustments.

     o    Adjusted earnings per share* of $.95 to $1.15.

     o    Free cash flow*** between $40 million and $50 million.

Commenting on the Company's anticipated results, Mixon said, "Cost reduction remains our top priority. The competitive pricing conditions driven by reimbursement changes in the U.S. remain and we expect approximately $30 million in net sales reductions in 2007 from the lower pricing. Our $38 million of cost reductions, which are weighted to the second half of the year, should offset these impacts and result in improved profitability in the second half of the year. We expect adjusted third quarter earnings to be sequentially improved from adjusted second quarter earnings but still lower than adjusted third quarter earnings last year.

Increased  HomeFill  revenues  in the  quarter  once  again  evidence  that this technology is gaining further traction as a result of the increased reimbursement by Medicare effective January 1, 2007. This improved reimbursement has further enhanced the cost advantage this technology offers our customers, and most importantly, physicians are becoming excited about providing the technology to their patients.

As previously communicated, Medicare officially announced earlier this year the first 10 Metropolitan Statistical Area test sites for the U.S. competitive bidding program. Implementation has already begun but last Friday, July 27, 2007, CMS once again delayed the bid deadline and the scheduled effective date for competitive bid pricing has now been pushed out to July 2008. Invacare has once again demonstrated its industry leadership by developing and launching a "National Competitive Bidding Resource Center" for providers, available at www.invacare.com, and lobbying for the Tanner Hobson bill in the House and the Conrad Hatch bill in the Senate, each of which would ensure smaller providers continued participation in the supply chain of home medical products."

Mixon concluded, "We believe our restructuring plans are achievable and will put us back in front of the curve by year end, with net year-over-year improved operating income in the fourth quarter."

*Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing divided by weighted average shares outstanding - assuming dilution. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Operations included in this press release.

**Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Operations included in this press release.

***Free cash flow is a non-GAAP financial measure, which is defined as net cash provided by operating activities, excluding cash related restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets included in this press release.




Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,700 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreement or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

                                       ###


                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                             Three Months Ended                  Six Months Ended
                                                                                  June 30,                           June 30,
(In thousands, except per share data)                                       2007            2006               2007            2006
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                              $ 393,267       $ 371,764          $ 768,172       $ 733,468
Cost of products sold                                                    283,321*        266,199*           559,170*        526,607*
                                                                         -------         -------            -------         -------
     Gross profit                                                        109,946         105,565            209,002         206,861
Selling, general and administrative expense                               93,851          88,369            181,617         171,976
Charge related to restructuring activities                                 1,661           2,840              4,813           5,997
Debt finance charges, interest and fees associated with debt
     refinancing                                                               8               -             13,381               -
Interest expense - net                                                    11,247           7,508             21,116          14,603
                                                                         -------         -------            -------         -------
     Earnings (loss) before income taxes                                   3,179           6,848            (11,925)         14,285
Income taxes                                                               3,125           1,895              5,525           4,125
                                                                         -------         -------            -------         -------
Net earnings (loss)                                                     $     54        $  4,953          $ (17,450)       $ 10,160
                                                                         =======         =======            =======         =======

Net earnings (loss) per share - basic                                   $   0.00        $   0.16          $   (0.55)       $   0.32
                                                                         =======         =======            =======         =======
Weighted average shares outstanding - basic                               31,838          31,789             31,832          31,760
                                                                         =======         =======            =======         =======

Net earnings (loss) per share - assuming dilution                       $   0.00        $   0.15          $   (0.55)       $   0.32
                                                                         =======         =======            =======         =======
Weighted average shares outstanding - assuming dilution **                31,844          32,113             31,832          32,155
                                                                         =======         =======            =======         =======

* Cost of products sold includes inventory markdowns resulting from restructuring of $128 and $245 for the three-month and six-month periods ending June 30, 2007, respectively; as compared to $776 and $1,072 for the three and six-month periods ending June 30, 2006, respectively.

** Net earnings (loss) per share assuming dilution calculated for six-month period ending June 30, 2007 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                          RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)


                                                                             Three Months Ended                  Six Months Ended
                                                                                  June 30,                           June 30,
(In thousands)                                                              2007            2006               2007            2006
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                     $     54          $4,953           $(17,450)        $10,160
Interest expense                                                          11,770           8,224             22,113          15,919
Income taxes                                                               3,125           1,895              5,525           4,125
Depreciation and amortization                                             10,806           9,283             21,880          19,096
                                                                         -------         -------            -------         -------
EBITDA                                                                    25,755          24,355             32,068          49,300
Restructuring charges                                                      1,789           3,616              5,058           7,069
Debt finance charges, interest and fees associated with debt
     refinancing                                                               8               -             13,381               -
Bank fees                                                                    716             689              1,480           1,413
Stock option expense                                                         467             307              1,077             575
                                                                         -------         -------            -------         -------
Adjusted EBITDA                                                         $ 28,735        $ 28,967           $ 53,064        $ 58,357
                                                                         =======         =======            =======         =======


(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company's debt refinancing, bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                                RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
                                                       TO ADJUSTED EARNINGS PER SHARE (2)


                                                                             Three Months Ended                  Six Months Ended
                                                                                  June 30,                           June 30,
(In thousands, except per share data)                                       2007            2006               2007            2006
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) per share - assuming dilution                       $   0.00       $    0.15          $   (0.55)       $   0.32
Weighted average shares outstanding- assuming dilution *                  31,844          32,113             31,832          32,155
Net earnings (loss)                                                     $     54       $   4,953          $ (17,450)       $ 10,160
Income taxes                                                               3,125           1,895              5,525           4,125
                                                                         -------         -------            -------         -------
Earnings (loss) before income taxes                                        3,179           6,848            (11,925)         14,285
Restructuring charges                                                      1,789           3,616              5,058           7,069
Debt finance charges, interest and fees associated with debt
  refinancing                                                                  8               -             13,381               -
                                                                         -------         -------            -------         -------
Adjusted earnings before income taxes                                      4,976          10,464              6,514          21,354
Income taxes                                                                 650           2,904                630           6,171
                                                                         -------         -------            -------         -------
Adjusted net earnings                                                   $  4,326       $   7,560           $  5,884        $ 15,183
                                                                         =======         =======            =======         =======
Weighted average shares outstanding- assuming dilution                    31,844          32,113             31,891          32,155
                                                                         =======         =======            =======         =======
Adjusted earnings per share - assuming dilution                         $   0.14       $    0.24           $   0.18        $   0.47
                                                                         =======         =======            =======         =======

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's operating performance.

* Net earnings (loss) per share - assuming dilution calculated for six-months ended June 30, 2007 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

Business  Segments - The Company  operates in five  primary  business  segments:
North  America  /  Home  Medical  Equipment  ("HME"),   Invacare  Supply  Group,
Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $21,038,000 and $40,912,000 for the three and six months ended June 30, 2007 and $23,966,000 and $48,846,000 for the same periods a year ago.

The information by segment is as follows:

                                                                             Three Months Ended                  Six Months Ended
                                                                                  June 30,                           June 30,
(In thousands)                                                              2007            2006               2007            2006
------------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America / HME                                                $166,351        $171,198           $327,883        $342,892
     Invacare Supply Group                                                62,696          56,165            124,372         111,250
     Institutional Products Group                                         21,746          22,743             45,470          45,939
     Europe                                                              119,213         104,687            226,243         200,233
     Asia/Pacific                                                         23,261          16,971             44,204          33,154
                                                                         -------         -------            -------         -------
     Consolidated                                                       $393,267        $371,764           $768,172        $733,468
                                                                         =======         =======            =======         =======
Earnings (loss) before income taxes
     North America / HME                                                $  2,341        $  6,190           $   (567)       $ 12,468
     Invacare Supply Group                                                   556           1,447              1,611           2,786
     Institutional Products Group                                            538             952              1,133           2,505
     Europe                                                                6,596           5,941             10,520           9,633
     Asia/Pacific                                                           (909)         (1,967)            (2,019)         (3,365)
     All Other                                                            (5,943)         (5,715)           (22,603)         (9,742)
                                                                         -------         -------            -------         -------
     Consolidated                                                       $  3,179        $  6,848           $(11,925)       $ 14,285
                                                                         =======         =======            =======         =======

Restructuring charges before income taxes
     North America / HME                                                $    381        $  2,034           $  2,811        $  4,840
     Invacare Supply Group                                                   (29)              -                 14               -
     Institutional Products Group                                              5               -                  9              25
     Europe                                                                1,155           1,100              1,941           1,438
     Asia/Pacific                                                            277             482                283             766
                                                                         -------         -------            -------         -------
     Consolidated                                                       $  1,789        $  3,616           $  5,058        $  7,069
                                                                         =======         =======            =======         =======

Debt finance charges, interest and fees associated with debt refinancing
     All Other                                                          $      8        $      -           $ 13,381        $      -
                                                                         =======         =======            =======         =======

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
     North America / HME                                                $  2,722        $  8,224           $  2,244        $ 17,308
     Invacare Supply Group                                                   527           1,447              1,625           2,786
     Institutional Products Group                                            543             952              1,142           2,530
     Europe                                                                7,751           7,041             12,461          11,071
     Asia/Pacific                                                           (632)         (1,485)            (1,736)         (2,599)
     All Other                                                            (5,935)         (5,715)            (9,222)         (9,742)
                                                                         -------         -------            -------         -------
     Consolidated                                                       $  4,976        $ 10,464           $  6,514        $ 21,354
                                                                         =======         =======            =======         =======

"All   other"   consists  of   unallocated   corporate   selling,   general  and
administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments. In addition, the "All other" earnings (loss) before income taxes for the first half of 2007 includes debt finance charges, interest and fees associated with debt refinancing.

                                          INVACARE CORPORATION AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                   June 30, 2007               December 31, 2006
(In thousands)                                                       (unaudited)
----------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                      $   35,820                        $ 82,393
Trade receivables - net                                                  264,322                         261,606
Inventories - net                                                        197,144                         201,756
Deferred income taxes and other current assets                            93,816                         110,003
                                                                         -------                         -------
     Total Current Assets                                                591,102                         655,758

Other Assets                                                             185,627                         170,319
Plant and equipment - net                                                167,491                         173,945
Goodwill                                                                 506,640                         490,429
                                                                         -------                         -------
     Total Assets                                                     $1,450,860                      $1,490,451
                                                                       =========                       =========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                      $  139,229                        $163,041
Accrued expenses                                                         133,354                         147,776
Accrued income taxes                                                       1,861                          12,916
Short-term debt and current maturities of long-term debt                   5,161                         124,243
                                                                         -------                         -------
     Total Current Liabilities                                           279,605                         447,976

Long-Term Debt                                                           565,721                         448,883
Other Long-Term obligations                                              116,528                         108,228

Shareholders' Equity                                                     489,006                         485,364
                                                                         -------                         -------
     Total Liabilities and Shareholders' Equity                       $1,450,860                      $1,490,451
                                                                       =========                      ==========

                                                       INVACARE CORPORATION AND SUBSIDIARIES
                                                   RECONCILIATION FROM NET CASH PROVIDED (USED) BY
                                                  OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                                             Three Months Ended                  Six Months Ended
                                                                                  June 30,                           June 30,
(In thousands)                                                              2007            2006               2007            2006
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                     $16,085         $16,284           $(2,258)         $24,813
    Plus:
    Net cash impact related to restructuring activities                    4,330           2,470             8,701            5,247
    Less:
    Purchases of property and equipment, net                              (3,981)         (4,750)           (7,308)          (9,726)
                                                                         -------         -------            -------         -------
    Free Cash Flow                                                       $16,434         $14,004           $  (865)         $20,334
                                                                         =======         =======            =======         =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).